SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 3, 2004

OVERNITE CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	000-24573	04-3770212
(State or other jurisdiction of Incorporation)	(Commission File No. )	(I.R.S. Employer Identification Number)

1000 Semmes Avenue, Richmond, Virginia	23224
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 231-8000

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 3, 2004, Overnite Corporation (“Overnite”) and Overnite Transportation Company (“OTC”) amended their $300 million credit agreement (the “Credit Agreement”) to reduce the total credit availability to $250 million by (i) increasing the revolving loan commitments to $250 million, of which $175 million will be available for the issuance of letters of credit, and (ii) converting all outstanding term loans to revolving loans so that the outstanding principal amount of all term loans and term loan commitments shall be zero. The terms of the Credit Agreement, as amended and restated (the “Amended and Restated Credit Agreement”), also provide an option for OTC to increase the aggregate revolving commitments under the facility from $250 million up to $400 million, either by adding additional lenders or by agreeing with existing lenders to increase their commitments. The revolving loan facility has a maturity date of November 3, 2009. The Amended and Restated Credit Agreement is among OTC, as borrower, Overnite, the lenders party thereto (the “Lenders”), and SunTrust Bank, as administrative agent and as collateral agent for the Lenders. The Amended and Restated Credit Agreement contains affirmative, negative and financial covenants customary for financings of this type. Specifically, the Amended and Restated Credit Agreement contains financial covenants regarding a maximum leverage ratio and a minimum fixed charge coverage ratio. Obligations under the Amended and Restated Credit Agreement are guaranteed by Overnite and certain of its domestic subsidiaries, including Motor Cargo, and are secured by a first-priority lien on and security interest in all of the capital stock of Overnite Holding, Overnite, Inc. and OTC, as well as all the capital stock held by OTC and any guarantor under the Amended and Restated Credit Agreement. The Amended and Restated Credit Agreement will be included as an exhibit to Overnite’s Form 10-Q for the quarter ended September 30, 2004, which will be filed with the Securities and Exchange Commission on or about November 8, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVERNITE CORPORATION

November 4, 2004

	By:	/s/ Patrick D. Hanley
	Name:	Patrick D. Hanley
	Title:	Senior Vice President and Chief Financial Officer